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FDA Lifts Clinical Hold on Genta’s Tesetaxel, a Leading Oral Taxane

Clinical Studies Expected to Restart in Second Half 2008

BERKELEY HEIGHTS, NJ – June 23, 2008 – Genta Incorporated (OTCBB: GNTA) announced that the Company has received notification from the U.S. Food and Drug Administration (FDA) that Genta may resume clinical trials with tesetaxel, a leading oral taxane in Genta’s oncology product portfolio. The notification was made in response to the Company’s submission of a complete response to a prior notice from FDA that had placed the drug on “clinical hold”.

“We believe tesetaxel may provide an important option for the care of patients with advanced cancer,” commented Dr. Loretta M. Itri, Genta’s President, Pharmaceutical Development, and Chief Medical Officer. “We are very pleased that FDA found that our initial submission addressed their safety concerns by incorporating careful monitoring and supportive care to reduce risks. We have formulated an innovative development strategy that may enable tesetaxel to become the first oral taxane to receive regulatory approval. We look forward to promptly resuming clinical trials in the second half of this year.”

About Tesetaxel

Tesetaxel is a novel, orally absorbed, semi-synthetic taxane that is in the same class of drugs as paclitaxel and docetaxel. However, both prototype agents suffer from serious safety issues, particularly hypersensitivity reactions related to intravenous infusions that are occasionally fatal and that require careful premedication and observation. Other prominent side-effects of this drug class include myelosuppression (low blood counts) and peripheral neuropathy (disabling nerve damage).

With administration as an oral capsule, tesetaxel was developed to maintain the high antitumor activity of the taxane drug class while eliminating infusion reactions, reducing neuropathy, and increasing patient convenience. The oral route also enables development of novel schedules that may expand dosing options when tesetaxel is used alone or in combination with other anticancer drugs. Preclinically, tesetaxel has demonstrated substantially higher activity against cell lines that were resistant to paclitaxel and docetaxel, since acquired resistance is not mediated by the multidrug-resistant p-glycoprotein.

As a late Phase 2 oncology product, tesetaxel has demonstrated anticancer activity in its initial clinical trials, and the drug has not been associated with the severe infusion reactions that are linked with other taxanes. Moreover, unlike other oral taxanes that are currently in clinical development, nerve damage has not been a prominent side effect of tesetaxel. Thus, the drug offers substantial opportunities to improve patient convenience, safety, and anticancer activity.

More than 250 patients worldwide have been treated with oral tesetaxel in Phase I and Phase 2 clinical trials. The major side-effect of tesetaxel in clinical trials has been myelosuppression, chiefly neutropenia. Due to the occurrence of severe neutropenia that led to fatal outcomes in several patients with advanced cancer, the drug was placed on clinical hold by FDA. Resumption of clinical trials was subject to the lifting of this clinical hold.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. Two major programs anchor the Company’s research platform: DNA/RNA-based Medicines and Small Molecules. Genasense® (oblimersen sodium) Injection is the Company’s lead compound from its DNA/RNA Medicines program. Genta is currently recruiting patients to the AGENDA Trial, a global Phase 3 trial of Genasense in patients with advanced melanoma. The leading drug in Genta’s Small Molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer-related hypercalcemia that is resistant to hydration. The Company has developed G4544, an oral formulation of the active ingredient in Ganite, that has recently entered clinical trials as a potential treatment for diseases associated with accelerated bone loss. The Company is also developing tesetaxel, a novel, orally absorbed, semi-synthetic taxane that is in the same class of drug as paclitaxel and docetaxel. Ganite and Genasense are available on a “named-patient” basis in countries outside the United States. For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Forward-looking statements include, without limitation, statements about:

•	the Company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”) or European Medicines Agency (“EMEA”);
•	the safety and efficacy of the Company’s products or product candidates;
•	the Company’s assessment of its clinical trials;
•	the commencement and completion of clinical trials;
•	the Company’s ability to develop, manufacture, license and sell its products or product candidates;
•	the Company’s ability to enter into and successfully execute license and collaborative agreements, if any;
•

the adequacy of the Company’s capital resources and cash flow projections, the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations, or the Company’s risk of bankruptcy if it is unsuccessful in obtaining such financing or in securing shareholder approval to increase the number of shares authorized for issuance under the Company’s certificate of incorporation, as required by the transactional documents in our recent financing;

•	the adequacy of the Company’s patents and proprietary rights;

•	the impact of litigation that has been brought against the Company and its officers and directors and any proposed settlement of such litigation; and
•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

The Company does not undertake to update any forward-looking statements. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report on Form 10-K for 2007 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

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Genta Investor Relations

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